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                                                                   Exhibit 10(u)


                              EMPLOYMENT AGREEMENT


EMPLOYMENT AGREEMENT (this "Agreement") made and entered into as of the 30th day of September, 1999 (the "Effective Date") by and between THE FIRST YEARS INC., a Massachusetts corporation (the "Company") and RONALD J. SIDMAN, of Marstons Mills, Massachusetts (the "Executive").

The Executive is currently serving as Chairman, President and Chief Executive Officer of the Company, and the Board of Directors of the Company (the "Board of Directors") desires to secure the continued employment of the Executive in accordance herewith;

The Company is party to an employment agreement (the "Employment Agreement") with the Executive dated March 23, 1995 and amended on January 16, 1997;

The Executive is willing to commit himself to be employed by the Company on the terms and conditions herein set forth and in lieu of the terms and conditions of the Employment Agreement; and

The parties desire to enter into this Agreement as of the Effective Date, setting forth the terms and conditions for the employment relationship of the Executive with the Company;

NOW, THEREFORE, in consideration of the mutual premises and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.       OPERATION OF AGREEMENT, EMPLOYMENT AND TERM.

         (a) OPERATION. This Agreement shall commence on the Effective Date, immediately upon its execution by the parties.

         (b) EMPLOYMENT. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement.

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         (c)  TERM.

              (i) INITIAL TERM. The term of this Agreement shall commence on the Effective Date and shall continue until the fifth (5th) anniversary of the Effective Date (the "Initial Term"), subject to earlier termination of the Agreement in accordance with Section 4 of this Agreement.

              (ii) RENEWAL TERMS. Unless either party gives to the other party at least ninety (90) days prior written notice that the Agreement shall terminate on the expiration of the Initial Term or any subsequent Renewal Term of this Agreement, this Agreement shall continue in full force and effect for further successive terms of five (5) years on the same terms and conditions as are set forth herein, subject to earlier termination of this Agreement in accordance with Section 4 of this Agreement and any written amendments agreed to by the parties. For purposes of this Agreement, a "Renewal Term" shall be defined as any successive term of five (5) years following the Initial Term and the "Term" shall be defined as the Initial Term and any subsequent Renewal Terms.

2.       DUTIES AND POWERS OF EXECUTIVE.

         (a)  POSITION.

              (i) During the Term, the Executive shall serve in his current positions as Chairman, President, and Chief Executive Officer of the Company. The Executive shall report directly and solely to the Board of Directors. During the Term, the Board shall not remove the Executive from the positions of Chairman, President, and Chief Executive Officer of the Company.

              (ii) During the Term, and excluding any periods of vacation, sick leave, and disability to


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                    which the Executive is entitled, the Executive shall devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and shall use his reasonable best efforts to carry out his responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, as long as such activities do not materially interfere with the performance of his responsibilities with the Company in accordance with this Agreement.

         (b) BOARD MEMBERSHIP. The Company agrees to nominate the Executive for election to the Board as a member of the management slate at each Annual Meeting of Stockholders during the Term at which the Executive's director class comes up for election. The Executive agrees to serve on the Board if elected.

         (c) LOCATION. The Company's current headquarters and executive offices are in Avon, Massachusetts. The Executive's services shall be performed at such location except for such reasonable travel obligations as are substantially consistent with the Executive's travel obligations as of the Effective Date. Throughout the Term, the Executive shall be provided with appropriate office space and secretarial services commensurate with his title, position, and on a basis no less favorable than that of the Executive on the Effective Date.

3.       COMPENSATION.

         The Executive shall receive the following compensation for his services hereunder to the Company:

         (a) SALARY. During the Term, the Executive's annual base salary ("Base Salary") shall be THREE HUNDRED SIXTY-FOUR THOUSAND DOLLARS ($364,000), payable in accordance with the Company's general payroll practices as are in effect from time to time.



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              Executive's Base Salary shall be reviewed at least annually by the
              Compensation Committee of the Board of Directors (the "Committee") or by the Board of Directors, and may be increased from time to time by the Committee or the Board of Directors during the Term. The Executive's Base Salary shall not be reduced after any increase in Base Salary is made by the Committee or the Board of Directors, and the term "Base Salary" as used in this Agreement shall refer to the Base Salary as so increased. Notwithstanding the discretion of the Committee and the Board of Directors to increase the Executive's Base Salary, if the Committee does not increase the Base Salary for any fiscal year during the Term, the Base Salary nonetheless will automatically be increased for such fiscal year by an amount equal to the average of the increases in Base Salary in respect of the (3) fiscal years ended prior to such fiscal year.

         (b) ANNUAL INCENTIVE COMPENSATION. During the Term, the Executive shall be eligible to participate in all annual incentive compensation plans, including all cash-based and equity-based compensation plans, on a basis no less favorable than that of the Executive on the Effective Date and in accordance with the Company's practices in effect on the Effective Date and in effect from time to time throughout the Term.

         (c) LIFE AND DISABILITY INSURANCE POLICIES. The Company shall, during the Term, pay the annual premium or premiums on (i) a life insurance policy or policies, the total face amount of which shall not exceed seven and a half million dollars ($7,500,000); and (ii) a long-term disability insurance policy with the Paul Revere Life Insurance Company or a similar long-term disability insurance policy with any other insurance carrier providing substantially similar benefits.

         (d) BENEFITS. During the Term, the Executive shall be eligible to participate in all savings, retirement, pension, profit-sharing, 401-K, and welfare (including without limitation, group medical, dental, hospitalization, disability, life insurance) plans, the medical reimbursement plan



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              for certain officers of the Company, and fringe benefit plans, practices, policies and programs on a basis no less favorable than that of the Executive on the Effective Date (the "Benefits").

         (e) AUTOMOBILE. During the Term, the Company shall make available to the Executive, at the Company's cost and expense, an automobile of a type and quality similar to the automobile being provided to the Executive on the Effective Date. The Company will also pay all expenses related to the repair, maintenance, and operation of such automobile.

         (f) FINANCIAL, TAX PLANNING AND ESTATE PLANNING. During the Term, the Company shall provide the Executive with financial planning services, including tax-related advice and estate planning services, without cost or expense to him.

         (g) VACATION AND OTHER ABSENCES. The Executive shall be entitled to paid vacation and other paid absences, whether for holidays, illness, personal time, or any similar purposes during the Term in accordance with the Company's policies applicable to the Executive as of the Effective Date, provided however that the Executive shall always be entitle to at least five (5) weeks of paid vacation in each calendar year.

         (h) EXPENSES. The Company shall reimburse the Executive for all reasonable expenses, including those for travel and entertainment, incurred by him in the performance of his duties hereunder, in accordance with policies established from time to time by the Board of Directors or the Compensation Committee of the Board of Directors.

4.       TERMINATION OF EMPLOYMENT.

         (a) BY THE COMPANY FOR ANY REASON OTHER THAN FOR CAUSE PRIOR TO A CHANGE OF CONTROL. The Company may terminate the Executive's employment for any reason prior to the occurrence of a Change of Control. If the Company terminates the Executive's employment for any reason other than for Cause prior to the occurrence of a Change of Control, the Executive



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              shall be entitled to the payments and benefits set forth in
              Section 5(a) of this Agreement.

         (b) BY THE EXECUTIVE FOR GOOD REASON PRIOR TO A CHANGE OF CONTROL. The Executive may terminate his employment for Good Reason prior to the occurrence of a Change of Control. If the Executive terminates his employment for Good Reason prior to the occurrence of a Change of Control, the Executive shall be entitled to the payments and benefits set forth in Section 5(a) of this Agreement. For purposes of this Agreement, "Good Reason" shall mean the occurrence, without the written consent of the Executive, of an event constituting a material breach of this Agreement (including without limitation, a breach of any clause of Sections 2 or 3 of this Agreement) by the Company that has not been fully cured within ten (10) days after written notice thereof has been given by the Executive to the Company.

         (c) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death or Disability, in which case the Executive shall be entitled to the applicable payments and benefits set forth in Section 5(b) of this Agreement. For purposes of this Agreement, "Disability" shall be deemed to occur if, as a result of the Executive's incapacity due to physical or mental illness, (i) the Executive shall have been absent from the full-time performance of his duties with the Company for a period of twelve (12) consecutive months; (ii) the Company shall have given the Executive a Notice of Termination for Disability (as defined in Paragraph (i) of this Section 4) and, (iii) within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of his duties.

         (d) BY THE EXECUTIVE FOR ANY REASON FOLLOWING A CHANGE OF CONTROL. The Executive may terminate his employment for any reason, in his discretion, within three (3) years following the occurrence of a Change of Control, in which case the Executive shall be entitled to the payments and benefits set forth in Section 5(c) of this Agreement. For


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              purposes of this Agreement, the Executive's termination of his employment within three (3) months prior to the occurrence of a Change of Control shall be treated as a termination of employment within three (3) years following a Change of Control.

         (e) BY THE COMPANY FOR ANY REASON FOLLOWING A CHANGE OF CONTROL. The Company may terminate the Executive's employment for any reason within three (3) years following the occurrence of a Change of Control, and in such case the Executive shall be entitled to the payments and benefits set forth in Section 5(c) of this Agreement. For purposes of this Agreement, the Company's termination of the Executive's employment other than for Disability or death within three (3) months prior to the occurrence of a Change of Control shall be treated as a termination within three (3) years following a Change of Control.

         (f) BY THE COMPANY FOR CAUSE PRIOR TO A CHANGE OF CONTROL. The Company may terminate the Executive's employment for Cause, but only prior to the occurrence of a Change of Control, and in such case, the Executive shall be entitled to the payments and benefits set forth in Section 5(d) of this Agreement. For purposes of this Agreement, "Cause" shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board of Directors, which demand specifically identifies the manner in which such Board believes that the Executive has not substantially performed the Executive's duties; or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act,


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              was in the best interest of the Company, and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board of Directors by clear and convincing evidence that Cause exists in accordance with Section 4(i).

         (g) BY THE EXECUTIVE OTHER THAN FOR GOOD REASON PRIOR TO THE OCCURRENCE OF A CHANGE OF CONTROL. The Executive may terminate his employment other than for Good Reason prior to the occurrence of a Change of Control, and in such case the Executive shall be entitled to the payments and benefits set forth in Section 5(d) of this Agreement.

         (h) DEFINITION OF CHANGE OF CONTROL. A "Change of Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

              (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Clause (i) of paragraph (iii) below; or

              (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving; individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest), whose appointment or election by the Board was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the



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                    date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

              (iii) there is consummated a merger or consolidation of the
                    Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a re-capitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 25% or more of the combined voting power of the Company's then outstanding securities; or

              (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition of the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.


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                    For purposes of this Section 4(h) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act; "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time; and "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its "affiliates" within the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or
                    (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

              (i) NOTICE OF TERMINATION. Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement, relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and
                    (iii) if the Date of Termination (as defined in Section 4(j)) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive's rights hereunder. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less



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                    than three-quarters (3/4) of the membership of the Board of
                    Directors (excluding the Executive if the Executive is then a member of such Board) at a meeting of such Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before such Board) finding that, in the good faith opinion of such Board, the Executive was guilty of conduct set forth in clauses (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

              (j) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Executive for Good Reason, or for any reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; (ii) if the Executives' employment is terminated by the Company, the date on which the Company notifies the Executive of such termination (except in the event of a termination for Cause); (iii) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period); and (iv) if the Executive's employment is terminated by reason of death, the date of death.

5.       OBLIGATIONS OF THE COMPANY UPON TERMINATION.

         (a) TERMINATION BY THE EXECUTIVE FOR GOOD REASON OR BY THE COMPANY OTHER THAN FOR CAUSE PRIOR TO A CHANGE OF CONTROL. If the Executive shall terminate his employment for Good Reason prior to a Change of Control, or if the Company shall terminate the Executive's employment for any reason other than for Cause prior to the occurrence of a Change of Control, the Executive shall be entitled to the following benefits:

              (i) ACCRUED OBLIGATION. The Company shall pay to the Executive a lump sum amount in cash equal to the sum of (A) the Executive's


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                    Base Salary through the Date of Termination to the extent
                    not theretofore paid; and (B), any accrued vacation pay and any other amounts due the Executive as of the Date of Termination, in each case to the extent not theretofore paid. (The amounts specified in Clauses (A) and (B) shall be hereinafter referred to as the "Accrued Obligation".) The amounts specified in this Section 5(a)(i) shall be paid within ten (10) days after the Date of Termination;

              (ii)  PAYMENTS. The Company shall pay to the Executive within ten
                    (10) days following the Date of Termination a lump sum amount in cash equal to the greater of:

                    (A) the sum of (x) Executive's Base Salary which would have been paid to the Executive for the remaining years and months of the Initial or the Renewal Term then in effect on the Date of Termination at the annual Base Salary rate then in effect on the Date of Termination, and (y) the targeted amount of Annual Incentive Compensation which would have been paid to the Executive for the remaining years and months of the Initial or Renewal Term but at an annual rate no less than the highest amount of Annual Incentive Compensation in respect of the three most recent fiscal years of the Company ended prior to the Date of Termination; or,

                    (B) three (3) times the sum of the Executive's Base Salary then in effect on the Date of Termination, and the highest amount of Annual Incentive Compensation paid to the Executive in respect of the three most recent fiscal years of the Company ended prior to the Date of Termination;

              (iii) BENEFITS. The Executive will continue to participate in the
                    Benefits set forth in Sections 3(d), (e), (f), (g), and (h) of this Agreement, in effect on the Date of


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                    Termination, for a period equal to the greater of (A) the
                    remainder of the Initial or Renewal Term then in effect on the Date of Termination, or (B) three (3) years from the Date of Termination (the "Benefit Period"). For purposes of the application of all Benefit plans, the Executive shall be treated as if he had remained in the employ of the Company for the Benefit Period. In the event the Executive is not permitted to participate in any Benefit plan, including without limitation any pension or 401-K plans, the Company will make equivalent payments to the Executive on an after-tax basis equal to the payments which would have been made to such plans;

              (iv)  MEDICAL BENEFITS. Notwithstanding the foregoing Paragraph
                    (iii), with respect to medical, dental, hospitalization and medical reimbursement benefits provided to the Executive on the Date of Termination ("Medical Benefits"), the Executive will continue to participate in such Medical Benefits until the Executive is eligible for and entitled to coverage under Medicare; provided, however, that to the extent such Medical Benefits cannot be provided to Executive under the terms of any Plan, the Company shall pay to the Executive, on an after-tax basis, an amount necessary for Executive to acquire substantially equivalent Medical Benefits until the Executive is eligible for and entitled to coverage under Medicare, and provided further that such Medical Benefits shall terminate if the Executive becomes employed by or is otherwise affiliated with another party that provides benefits substantially equivalent to the Medical Benefits;

              (v) LIFE AND DISABILITY INSURANCE. For a period equal to the greater of (A) the remainder of the Initial or Renewal Term then in effect on the Date of Termination or (B) three (3) years from the Date of


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\

                    Termination, the Company will continue to pay the annual premium or premiums on the life insurance policy or policies and the long-term disability insurance policy as described in Section 3(c) of this Agreement; and

              (vi) STOCK OPTIONS. With respect to each option to purchase common stock of the Company held by the Executive on the Date of Termination, all such options shall become immediately exercisable in full and each option may be exercised by the Executive until the earlier of (A) the three (3) year anniversary date of the Date of Termination or the expiration of the Initial or Renewal Term then in effect on the Date of Termination, whichever is longer; or
                    (B), the expiration date of such option. Notwithstanding the foregoing, any incentive stock options ("ISO's") held by the Executive on the Date of Termination may not be exercised more than three (3) months after the Date of Termination.

         (b) TERMINATION BY REASON OF DISABILITY OR DEATH. If the Executive's employment terminates by reason of Disability or death, the Executive shall be entitled to the following benefits:

              (i) ACCRUED OBLIGATION. The Company shall pay to the Executive (or, in the event of his death, to his legal representative) the Accrued Obligation within ten (10) days after the Date of Termination;

              (ii) BASE SALARY. The Company shall continue to pay the Executive (or, in the event of his death, his legal representative)
                    (A) for a period of one (1) year following the Date of Termination the Executive's Base Salary in effect immediately prior to the Date of Termination, in accordance with the Company's general payroll practices; provided, however, that in the event of termination of Executive's employment by reason of Disability, such Base Salary payments shall



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                    be reduced by the amount of any disability insurance
                    proceeds paid to the Executive under any individual or group policies, the premiums of which had been paid by the Company or by the Executive and reimbursed by the Company; and (B), a pro-rata portion of any Annual Incentive Compensation earned by the Executive in respect of the fiscal year in which occurs the Date of Termination, payable in accordance with the Company's practices with respect to the payment of bonuses;

              (iii) STOCK OPTIONS. With respect to any vested options to purchase the common stock of the Company, including ISO's, held by the Executive on the Date of Termination, the Executive (or, in the event of his death, his legal representative) may exercise such options until the earlier of one (1) year from the Date of Termination or the expiration date of such option. With respect to any unvested non-qualified stock options held by the Executive on the Date of Termination, such non-qualified options shall continue to vest for a period of one (1) year from the Date of Termination; and

              (iv) BENEFITS. In the event of termination by reason of Disability, the Executive shall, for a period of one (1) year from the Date of Termination, continue to participate in all the Benefits set forth in Section 3(d) of this Agreement, in effect on the Date of Termination; provided, however, that if such Benefits cannot be provided because of a prohibition in the terms of any Benefit plan, the Company shall provide a substantially equivalent Benefit on an after-tax basis.

         (c) TERMINATION FOLLOWING A CHANGE OF CONTROL. If the Company shall terminate the Executive's employment within three (3) years following the occurrence of a Change of Control, or if the Executive shall terminate his employment for any reason, at his discretion, within three (3) years


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              following a Change of Control, the Executive shall be entitled to the following benefits:

              (i) ACCRUED OBLIGATION. The Company shall pay to the Executive the Accrued Obligation within ten (10) days after the Date of Termination.

              (ii) PAYMENTS. The Company shall pay to the Executive a lump sum amount in cash, within ten (10) days following the Date of Termination, equal to two and ninety-nine one-hundredths (2.99) times the sum of (A) the Executive's Base Salary then in effect on the Date of Termination, and (B) the highest amount of Annual Incentive Compensation paid to the Executive in respect of the three most recent fiscal years of the Company ended prior to the Date of Termination;

              (iii) BENEFITS. The Executive will continue to participate in the benefits set forth in Sections 3(d), (e), (f), (g), and (h) of this Agreement, in effect on the Date of Termination, for a period of three (3) years from the Date of Termination. For purposes of the application of all Benefit plans, the Executive shall be treated as if he had remained in the employ of the Company for such three-year period. In the event the Executive is not permitted to participate in any Benefit plan, including without limitation any pension or 401-K plans, the Company will make equivalent payments to the Executive on an after-tax basis equal to the payments which would have been made to such plans;

              (iv)  MEDICAL BENEFITS. Notwithstanding the foregoing Paragraph
                    (iii), with respect to medical, dental, hospitalization and medical reimbursement benefits provided to the Executive on the Date of Termination ("Medical Benefits), the Executive will continue to participate in such Medical Benefits until the Executive is eligible for and entitled to coverage under Medicare; provided, however, that to the extent such


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


                    Medical Benefits cannot be provided to Executive under the terms of any Plan, the Company shall pay to the Executive, on an after-tax basis, an amount necessary for Executive to acquire substantially equivalent Medical Benefits until the Executive is eligible for and entitled to coverage under Medicare; and provided further that such Medical Benefits shall terminate if the Executive becomes employed by or is otherwise affiliated with another party that provides benefits substantially equivalent to the Medical Benefits;

              (v) LIFE AND DISABILITY INSURANCE. For a period of three (3) years from the Date of Termination, the Company will continue to pay the annual premium or premiums on the life insurance policy or policies and the long-term disability insurance policy as described in Section 3(c) of this Agreement; and

              (vi) STOCK OPTIONS. With respect to each option to purchase common stock of the Company held by the Executive on the Date of Termination, all such options shall become immediately exercisable in full, and each option may be exercised by the Executive until the earlier of (A) the three (3) year anniversary date of the Date of Termination or (B) the expiration date of such option. Notwithstanding the foregoing, any incentive stock options ("ISO's") held by the Executive on the Date of Termination may not be exercised more than three (3) months after the Date of Termination.

         (d) TERMINATION FOR OTHER REASON. If the Executive's employment shall be terminated by the Company for Cause prior to the occurrence of a Change of Control, or by the Executive other than for Good Reason prior to the occurrence of a Change of Control, the Company shall not have any further obligations to the Executive under this Agreement other than the obligation to pay to the Executive the Accrued Obligation within ten (10) days of the Date of Termination and any post-employment benefits to which the Executive is entitled under the terms of the Company's employee benefit plans.

         (e) LEGAL FEES. The Company shall also pay to the Executive all reasonable legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code (the "Code") to any payment or benefit provided hereunder. Such payments shall be made within ten (10) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as is reasonable.

         (f)  CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

              (i) Anything in this Agreement to the contrary notwithstanding, in the event that any "payments in the nature of compensation" within the meaning of Section 280G of the Code by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5(f) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (the excise tax imposed by Section 4999 of the Code, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-up Payment") in an amount such that after payment by the Executive of all taxes imposed upon the Gross-up Payment, including without limitation, any income taxes, FICA taxes (and any interest and penalties imposed with respect to income taxes or any other taxes) and Excise Tax, the Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payment.

              (ii) Subject to the provisions of Section 5(f)(iii) below, all determinations required to be made under this Section 5(f), including whether and when a Gross-up Payment is required and the amount of such Gross-up Payment, and the assumptions to be utilized in arriving at such determination, shall be made by the accounting firm representing the Company at such time (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be paid by the Executive and then reimbursed to him by the Company. Any Gross-up Payment, as determined pursuant to this Section 5(f), shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of

                    Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(f)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred within 15 business days of receipt of notice from the Executive that there has been an Under-payment, and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

              (iii) The Executive shall notify the Company in writing of any assertion by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment (An "Assertion"). Such notification shall be given as soon as practicable after the Executive is informed in writing of such Assertion, and shall apprise the Company of the nature of such Assertion and the date on which such Assertion is requested to be paid. The Executive shall not pay such Assertion prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such Assertion is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such Assertion, the Executive shall:

                    (A) give the Company any information reasonably requested by the Company relating to such Assertion;

                    (B) take such action in connection with contesting such
                        Assertion as the

                        Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such Assertion by an attorney selected by the Company and reasonably acceptable to the Executive;

                    (C) cooperate with the Company in good faith in order
                        effectively to contest such Assertion; and

                    (D) permit the Company to participate in any proceedings
                        relating to such Assertion; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(f)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Assertion and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the Assertion in any permissible manner; and the Executive agrees to prosecute such contest to a determination before any administrative tribunal in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such Assertion and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

              (iv) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f)(iii), the Executive becomes entitled to receive any refund with respect to such Assertion, the Executive shall (subject to the Company's complying with the requirements of Section 5(f)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
                    Section 5(f)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such Assertion, and the Company does not notify the executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid.

6.       RESTRICTIONS AND OBLIGATIONS OF THE EXECUTIVE.

         The parties agree and acknowledge that the principal consideration for the agreement to make and provide the payments and benefits provided in
         Section 5(a) of this Agreement from the Company to the Executive is the Executive's compliance with the undertakings set forth in this Section.

         (a) Except as provided below, Executive agrees if his employment is terminated for any of the reasons set forth in Sections 4(a) or 4(b), then for a period of three (3) years following the Date of Termination he shall not (i) directly or indirectly, whether as owner, partner, shareholder, agent, consultant, co-venturer, employee or otherwise, or through any person as hereafter defined, engage in the business of developing or selling products which are competitive with the products that at the termination of his employment are being sold or under development by the Company in any of the countries in which the Company is doing business on the Date of Termination ("Restricted Business"); or (ii) employ, recruit, or otherwise solicit or induce any employee, agent, distributor, supplier, customer, or consultant of the Company to terminate their employment or otherwise cease their relationship with the Company.

         (b) This Section 6(a) shall not bind the Executive following the termination of the Executive's employment if a Change of Control occurs after the Date of Termination of his employment during the three (3) year period referenced in Section 6(a).

         (c) For purposes of this section, the term "Person" shall mean an individual, a corporation, an association, a partnership, an estate, a trust, and any other entity or organization.

         (d) Notwithstanding the foregoing, the Executive may purchase, for passive investment purposes not intended to circumvent this Agreement, on a national securities exchange or in the "over-the-counter" market any securities listed on such exchange or in such market, but such purchases shall not exceed 5% of any class of such securities of any Restricted Business.

         (e) In the event that any provision of this section is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time, or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, or range of activities, as to which it may be enforceable.

7.       FULL SETTLEMENT; MITIGATION.

         The Company's obligation to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be subject to any set-off, counterclaim, recoupment, defense or other Assertion, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

8.       CONFIDENTIAL INFORMATION.

         The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential information, knowledge or data relating to the Company or any of its affiliates and their respective businesses which shall have been obtained by the Executive during his employment by the Company or any of their affiliates and that shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

9.       SUCCESSORS.

         (a) ASSIGNMENT BY EXECUTIVE. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         (b) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the Company and their respective successors and assigns.

         (c) ASSUMPTIONS. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets thereof to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no succession had taken place.

10.      MISCELLANEOUS.

         (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board of Directors, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or take any other action in respect thereto.

         (b) NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company's headquarters and, in the case of the executive, to the address on the signature page of this Agreement or, in either case, to such other address as any party shall have subsequently furnished to the other parties in writing. Notice and communications shall be effective when actually received by the addressee.

         (c) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         (d) TAXES. The Company may withhold from any amounts due and payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         (e) NO WAIVER. Any party's failure to insist upon strict compliance with any provision hereof or the failure to assert any right such party may have hereunder, including, without limitation, the right of the Executive to terminate his employment pursuant to Sections 4(b), 4(d) and 4(g) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

         (f) ENTIRE AGREEMENT; SURVIVAL. This Agreement entered into as of the date hereof between the Company and the Executive contains the entire agreement of the Executive and the Company with respect to the subject matter of the Agreement, and all promises, representations, understandings, arrangements and prior agreements, including without limitation the Employment Agreement, are merged into, and superseded by, this Agreement. Any provision hereof which by its terms applies in whole or part after a termination of the Executive's employment hereunder shall survive such termination.


IN WITNESS WHEREOF, the Executive has executed this Agreement and, pursuant to due authorization from its Board of Directors, the company has caused this Agreement to be executed as of the day and year first above written.


                                    THE FIRST YEARS INC.


/s/ Ronald J. Sidman                By:  /s/ John R. Beals
---------------------------            ---------------------------
     Ronald J. Sidman
                                    Name:  John R. Beals
                                         -------------------------

                                    Title: Senior Vice President,
                                           ----------------------
                                           Treasurer and Chief
                                           ----------------------
                                           Financial Officer
                                           ----------------------